Absolute Strategies Fund
Absolute Capital Opportunities Fund
Absolute Convertible Arbitrage Fund

Three Canal Plaza
Portland, Maine 04101
(888) 992-2765
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INFORMATION STATEMENT
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September 17, 2020

This document is an Information Statement for the shareholders of the Absolute Strategies Fund (the “Strategies Fund”), the Absolute Capital Opportunities Fund (the “Opportunities Fund”), and the Absolute Convertible Arbitrage Fund (the “Arbitrage Fund”) (each a “Fund” and together the “Funds”), each a series of Forum Funds (the "Trust").  The purpose of this Information Statement is to provide you with information regarding the approval by the Board of Trustees of the Trust (“Board”) of:

1.
St. James Investment Company, LLC (“St. James”) as subadviser to the Strategies Fund, pursuant to an interim subadvisory agreement between Absolute Investment Advisers LLC (“Absolute” or the “Adviser”) and St. James, effective July 1, 2020 (the “Interim St. James Agreement”), and a new subadvisory agreement between Absolute and St. James (“New St. James Agreement”), effective concurrent with the effectiveness of the investment advisory agreement between Absolute and the Trust (“New Advisory Agreement”), which is subject to approval by vote of a majority of the outstanding voting securities of the Strategies Fund;

2.
Kovitz Investment Group Partners, LLC (“Kovitz”) as subadviser to the Opportunities Fund pursuant to an interim subadvisory agreement between Absolute and Kovitz, effective July 1, 2020 (the “Interim Kovitz Agreement”), and a new subadvisory agreement between Absolute and Kovitz (“New Kovitz Agreement”), effective concurrent with the effectiveness of the New Advisory Agreement, which is subject to approval by a vote of a majority of the outstanding voting securities of the Opportunities Fund; and

3.
Mohican Financial Management, LLC (“Mohican”) as subadviser to the Arbitrage Fund pursuant to an interim subadvisory agreement between Absolute and Mohican, effective July 1, 2020 (the “Interim Mohican Agreement”), and a new subadvisory agreement between Absolute and Mohican (“New Mohican Agreement”), effective concurrent with the effectiveness of the New Advisory Agreement, which is subject to approval by a vote of a majority of the outstanding voting securities of the Arbitrage Fund.

St. James, Kovitz, and Mohican are collectively referred to as the “Subadvisers.” The Interim St. James Agreement, Interim Kovitz Agreement, and Interim Mohican Agreement are collectively referred to as the “Interim Subadvisory Agreements.” The New Mohican Agreement, New St. James Agreement, and New Kovitz Agreement are collectively referred to as the “New Subadvisory Agreements.”

In anticipation of a pending change in control of Absolute, which would automatically terminate the Funds’ contracts with Absolute and the Subadvisers, the Board approved various actions so that Absolute and the Subadvisers could continue to serve the Funds under interim contracts pending shareholder approval of a permanent new contract with Absolute and Absolute’s entering into permanent contracts with the Subadvisers. Under the Interim St. James Agreement and New St. James Agreement, St. James will continue to provide subadvisory services to a portion of the Strategies Fund (the “St. James Sleeve”). Under the Interim Kovitz Agreement and New Kovitz Agreement, Kovitz will continue to provide subadvisory services to all or a portion of the Opportunities Fund (the “Kovitz Sleeve”). Under the Interim Mohican Agreement and New Mohican Agreement, Mohican will continue to provide subadvisory services to all or a portion of the Arbitrage Fund (the “Mohican Sleeve”). The St. James Sleeve, Kovitz Sleeve, and Mohican Sleeve are collectively referred to as the “Managed Portions.”

This Information Statement is intended to be mailed to the shareholders of record of each Fund as of July 31, 2020 (the “Record Date”) on or about September 17, 2020.

WE ARE NOT ASKING YOU FOR A PROXY AND THIS IS NOT A REQUEST TO SEND US A PROXY.
THIS IS FOR YOUR INFORMATION ONLY.

Background

Until June 30, 2020, Absolute, located at 4 North Street, Suite 2, Hingham, Massachusetts, 02043, served as the investment adviser to each Fund pursuant to investment advisory agreements dated May 5, 2005 (with respect to the Strategies Fund) and June 12, 2015, as amended (with respect to the Opportunities Fund and Arbitrage Fund) (together, the “Original Advisory Agreements”). Absolute’s primary responsibility for the Funds is allocating Fund assets to the Subadvisers, whom Absolute believes will provide long-term, risk-adjusted returns for the Funds. To this end, Absolute is responsible for selecting and overseeing the Funds’ Subadvisers. Subject to the supervision of Absolute and the Board, the Subadvisers are responsible for the day-to-day management of the Managed Portions, as further described in each Fund’s prospectus.

In March 2020, Absolute informed the Board that it was considering redeeming the interests of two of its managing members who were no longer engaged in the day-to-day operation of the firm (the “Transaction”) and that such Transaction, upon its completion, was expected to result in a change in control of Absolute which, as a result, would cause the assignment and automatic termination of the Original Advisory Agreements. To provide for continuity in management, at a meeting held on June 23, 2020 (“June meeting”), the Board terminated the Original Advisory Agreements, effective immediately prior to the close of the Transaction, and appointed Absolute as each Fund’s investment adviser pursuant to an interim investment advisory agreement between the Trust and Absolute (“Interim Advisory Agreement”), which became effective immediately following the close of the Transaction and will remain in effect with respect to each Fund until the earlier of (i) 150 days from its effective date, and (ii) the date that a Fund’s shareholders approve the New Advisory Agreement. At its June meeting, the Board also approved the New Advisory Agreement, subject to approval by each Funds’ shareholders.

In recognition of the fact that an assignment and automatic termination of the Original Advisory Agreements would result in the termination of the investment subadvisory agreements between Absolute and each of the Subadvisers (the “Original Subadvisory Agreements”), the Board took steps to ensure that the Subadvisers could continue to serve in those roles with respect to the Funds while Absolute seeks the approval by the Funds’ shareholders of the New Advisory Agreement. At its June meeting, the Board approved each of the Interim Subadvisory Agreements and New Subadvisory Agreements. The Interim Subadvisory Agreements took effect immediately upon the termination of the Original Subadvisory Agreements and will remain in effect with respect to the Funds until the earlier of (i) 150 days from their effective dates, and (ii) the date that a Fund’s shareholders approve the New Advisory Agreement between Absolute and the Trust, at which time the corresponding New Subadvisory Agreement will take effect.

Fund shareholder approval is not being sought for the New Subadvisory Agreements. The U.S. Securities and Exchange Commission has granted an exemptive order to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval by the Board, to: (i) select unaffiliated Subadvisers for the Funds; (ii) enter into and materially modify existing advisory agreements between the Adviser and such Subadvisers; and (iii) terminate and/or hire unaffiliated Subadvisers, all without obtaining approval of a Fund's shareholders.  One of the conditions of the exemptive order is that, within 90 days after the hiring of a new Subadviser without shareholder approval, a Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of a subadvisory agreement (“Information Statement”). This Information Statement is being provided to you to satisfy this condition of the exemptive relief.

The terms of the Interim Subadvisory Agreements and New Subadvisory Agreements are substantially the same as those of the Original Subadvisory Agreements, other than the effective dates.  Furthermore, the subadvisory fee rates payable by Absolute to each Subadviser under the Interim Subadvisory Agreements and New Subadvisory Agreements are the same as those paid by Absolute to each Subadviser under the Original Subadvisory Agreements.

Information about Absolute

Absolute is the investment adviser to the Funds. Absolute oversees each Fund’s investments in accordance with its investment objective, policies and limitations. Effective July 1, 2020, Absolute was appointed to serve as the interim investment adviser to each Fund pursuant to the Interim Advisory Agreement. The Interim Advisory Agreement will remain in effect for no more than 150 days from its effective date, or until Fund shareholders approve the New Advisory Agreement, whichever is earlier.

The New Advisory Agreement, if approved by Fund shareholders, was approved by the Board for an initial term of no more than two years, and must be renewed at least annually thereafter by the in-person vote of the Trustees, including a majority of the Trustees who are not parties to the advisory agreement or “interested persons” of any party thereto.

Under the terms of the Interim Advisory Agreement, Absolute receives an annual advisory fee from the Strategies Fund at an annual rate equal to 1.60% of the Strategies Fund’s average annual daily net assets and would be paid at an annual rate equal to 1.60% of the Strategies Fund’s average annual daily net assets under the New Advisory Agreement, if approved by shareholders of the Strategies Fund. Under the terms of the Interim Advisory Agreement, Absolute receives an annual advisory fee from the Opportunities Fund at an annual rate equal to 1.40% of the Opportunities Fund’s average annual daily net assets and would be paid at an annual rate equal to 1.40% of the Opportunities Fund’s average annual daily net assets under the New Advisory Agreement, if approved by shareholders of the Opportunities Fund. Under the terms of the Interim Advisory Agreement, Absolute receives an annual advisory fee from the Arbitrage Fund at an annual rate equal to 1.20% of the Arbitrage Fund’s average annual daily net assets and would be paid at an annual rate equal to 1.20% of the Arbitrage Fund’s average annual daily net assets under the New Advisory Agreement, if approved by shareholders of the Arbitrage Fund.

Absolute pays any subadvisory fees out of the fees it receives pursuant to the Interim Advisory Agreement or New Advisory Agreement.

In addition, Absolute has contractually agreed to waive its fee and/or reimburse Fund expenses to limit the Funds’ Total Annual Fund Operating Expenses After Fee Waiver and/or Expense Reimbursements (excluding all taxes, interest, portfolio transaction expenses, dividend and interest expense on short sales, acquired fund fees and expenses, broker charges, proxy expenses and extraordinary expenses) as set forth below, through August 1, 2021 (the “Expense Cap”).

Fund	Expense Cap
ABSOLUTE STRATEGIES FUND	1.99%
ABSOLUTE CAPITAL OPPORTUNITIES FUND	1.75%
ABSOLUTE CONVERTIBLE ARBITRAGE FUND	1.40% on assets up to $250 million; 1.20% on total assets once the Fund reaches $250 million in assets.

Each Fund’s Expense Cap may only be raised or eliminated with the consent of the Board. Absolute may recoup from a Fund fees waived and expenses reimbursed pursuant to the Expense Cap if such recoupment is made within three years of the fee waiver or expense reimbursement and does not cause the Total Annual Fund Operating Expenses After Fee Waiver and/or Expense  Reimbursement  of  the Fund (after the recoupment has been taken into account) to exceed the lesser of (i) the then‐current expense cap and (ii) the expense cap in place at the time the fees/expenses were waived or reimbursed.

The following table shows the amount of advisory fees paid by each Fund to Absolute under the Original Advisory Agreements and the effect of the Fund’s Expense Cap on such advisory fees for the fiscal year ended March 31, 2020:

Fund	Gross Advisory Fees Paid to Adviser	Fees Waived and/or Expenses Reimbursed by Adviser under Expense Cap	Net Advisory Fees Retained by the Adviser, Prior to Payment of Subadvisory Fees
ABSOLUTE STRATEGIES FUND	$1,284,153	($560,248)	$723,905
ABSOLUTE CAPITAL OPPORTUNITIES FUND	$818,672	($55,095)	$763,577
ABSOLUTE CONVERTIBLE ARBITRAGE FUND	$1,706,762	($157,500)	$1,549,262

Each Fund is advised by an unaffiliated Subadviser, as identified in the table below. As noted above, Absolute pays the Subadvisers’ subadvisory fees out of the net advisory fees reported in the table above. The following table shows the aggregate amount of subadvisory fees paid by Absolute to the Subadvisers under the Original Subadvisory Agreements for the fiscal year ended March 31, 2020:

Fund	Subadviser	Subadvisory Fees Paid to Subadviser
ABSOLUTE STRATEGIES FUND	ST. JAMES INVESTMENT COMPANY, LLC	$82,577
ABSOLUTE CAPITAL OPPORTUNITIES FUND	KOVITZ INVESTMENT GROUP PARTNERS, LLC	$374,134
ABSOLUTE CONVERTIBLE ARBITRAGE FUND	MOHICAN FINANCIAL MANAGEMENT, LLC	$774,631

Information about St. James

St. James, 3838 Oak Lawn Avenue, Suite 1414, Dallas, Texas, 75219, is registered as an investment adviser under the Investment Advisers Act of 1940.  St. James is not an affiliated person of the Adviser.  As of June 30, 2020, St. James had $985.5 million in assets under management.  St. James commenced operations in 1999 and provides investment advisory services for both individual and institutional accounts, serving individuals directly and serving as a subadviser for a small number of investment products, including the Strategies Fund.  St. James has provided investment subadvisory services to the St. James Sleeve since December 3, 2010.

In anticipation of the Transaction, and to provide for continuity in management, the Board at its June meeting, terminated the Original Subadvisory Agreement with respect to the services rendered by St. James to the Strategies Fund and approved the Interim St. James Agreement, effective upon the close of the Transaction and to remain in effect for no more than 150 days, or until the Strategies Fund shareholders approve the New Advisory Agreement, whichever is earlier. In addition, at the June meeting, the Board approved the New St. James Agreement, which will automatically take effect concurrently with the effectiveness of the New Advisory Agreement. Following the close of the Transaction, under the Interim St. James Agreement, St. James continues to manage the St. James Sleeve pursuant to the strategy previously provided by St. James under the Original Subadvisory Agreements, as described below, and the members of St. James who were responsible for the day-to-day portfolio management of the St. James Sleeve prior to the Transaction retained those responsibilities for the St. James Sleeve after the Transaction.

St. James employs a core equity or concentrated equity strategy for the St. James Sleeve. St. James seeks absolute returns to long-only value investing.  St. James invests in proven high-quality businesses trading at a substantial discount to intrinsic value.  St. James’ focus is long-term, patiently awaiting optimal conditions prior to deploying capital.  St. James’ objective is to identify a diversified group of financially strong companies. St. James is an agnostic value investor and is willing to scan the entire economic and market capitalization spectrum for potential investment candidates.  St. James does not rule out any specific sector and does not feel the need to maintain a presence in any specific sector. The core effort in its research process is to determine a realistic approximation of fair value for a company’s stock, and, if it is fundamentally attractive, to then purchase the stock at a substantial discount to fair value. Robert Mark is the portfolio manager that is primarily responsible for the day-to-day management of the St. James Sleeve.

No officers or Trustees of the Trust were officers, employees, directors, general partners, or shareholders of St. James. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which St. James, any parent or subsidiary of St. James, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of St. James.  The address of each individual listed below is c/o St. James Investment Company, LLC, 3838 Oak Lawn Avenue, Suite 1414, Dallas, Texas, 75219.

Name	Principal Occupation
Robert J. Mark	Co-Founder, Managing Member, and Portfolio Manager
Amy A. Burson	Chief Compliance Officer
Lawrence J. Redell	Member
Sibelius Holdings, LLC	Member

Information about Kovitz

Kovitz, 115 South LaSalle Street, 27th Floor, Chicago, Illinois, 60603, is registered as an investment adviser under the Investment Advisers Act of 1940. Kovitz is wholly owned by Focus Financial Partners, LLC, and is not an affiliated person of the Adviser. As of June 30, 2020, Kovitz had approximately $5.05 billion in assets under management. Kovitz commenced operations in 2003 and provides investment advisory services for corporations, individuals, pension and profit-sharing plans and other pooled investment vehicles. Kovitz has provided investment subadvisory services to the Kovitz Sleeve since June 12, 2015.

In anticipation of the Transaction, and to provide for continuity in management, the Board at its June meeting, terminated the Original Subadvisory Agreement with respect to the services rendered by Kovitz to the Opportunities Fund, and approved the Interim Kovitz Agreement, effective upon the close of the Transaction and to remain in effect for no more than 150 days, or until the Opportunities Fund shareholders approve the New Advisory Agreement, whichever is earlier. In addition, at the June meeting, the Board approved the New Kovitz Agreement, which will automatically take effect concurrently with the effectiveness of the New advisory Agreement. Following the close of the Transaction, under the Interim Kovitz Subadvisory Agreement, Kovitz continues to manage the Kovitz Sleeve pursuant to the strategy previously provided by Kovitz under the Original Subadvisory Agreements, as described below, and the members of Kovitz who were responsible for the day-to-day portfolio management of the Kovitz Sleeve prior to the Transaction retained those responsibilities for the Kovitz Sleeve after the Transaction.

Kovitz employs a value based long/short equity strategy for the Kovitz Sleeve. This strategy invests in companies with strong competitive positions trading at a price well below a reasonable private market value. This strategy seeks to mitigate the permanent loss of capital by hedging through the use of listed options, index-based hedges, and opportunistic shorting. Kovitz typically looks for companies with superior sustainable competitive positions in their market niche, historically high returns on invested capital, strong free cash flow, and little or no reliance on debt financing, among other criteria. The investment committee that is responsible for the day-to-day management of the Kovitz Sleeve is comprised of Messrs. Mitchell Kovitz, Jonathan Shapiro, Joel Hirsh, Jason Petitte, and Bryan Engler.

No officers or Trustees of the Trust are officers, employees, directors, general partners, or shareholders of Kovitz. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which Kovitz, any parent or subsidiary of Kovitz, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of Kovitz.  The address of each individual listed below is c/o Kovitz Investment Group Partners, LLC, 115 South LaSalle Street, 27th Floor, Chicago, Illinois, 60603.

Name	Principal Occupation
Mitchell A. Kovitz	Chief Executive Officer, Chairman, and Co-Chief Investment Officer
Jonathan A. Shapiro	Vice President, and Co-Chief Investment Officer
Marc S. Brenner	Vice Chairman
Theodore J. Rupp	Co-President
Robert A. Contreras	Co-President, General Counsel and Secretary
Focus Operating, LLC	Member/Manager
Joel D. Hirsh	Vice President
Carolyn E. Raden	Vice President, and Chief Financial Officer
Mark C. Rosland	Vice President
Patrick B. Wiese	Chief Operating Officer
Jeremy M. Wilson	Chief Compliance Officer

Information about Mohican

Mohican, 21 River Road, Suite 2100, Wilton, Connecticut, 06897, is registered as an investment adviser under the Investment Advisers Act of 1940.  Mohican is not an affiliated person of the Adviser.  As of June 30, 2020, Mohican had approximately $173 million in assets under management.  Mohican commenced operations in 2002 and has provided investment advisory services to the Arbitrage Fund since August 14, 2017. Prior to August 14, 2017, the Arbitrage Fund operated as the Mohican VCA Fund, LP, a privately offered hedge fund (“Predecessor Fund”), which was also managed by Mohican in a manner that was in all material respects equivalent to the Arbitrage Fund, including the investment objective, strategies, guidelines, and restrictions.

In anticipation of the Transaction and to provide for continuity of management, the Board at its June meeting, terminated the Original Subadvisory Agreement with respect to the services rendered by Mohican to the Arbitrage Fund and approved the Interim Mohican Agreement, effective upon the close of the Transaction and to remain in effect for no more than 150 days, or until the Arbitrage Fund shareholders approve the New Advisory Agreement, whichever is earlier. In addition, at the June meeting, the Board approved the New Mohican Agreement. Following the close of the Transaction, under the Interim Mohican Agreement, Mohican continues to manage the Mohican Sleeve pursuant to the strategy previously provided by Mohican under the Original Subadvisory Agreements, as described below, and the members of Mohican who were responsible for the day-to-day portfolio management of the Mohican Sleeve prior to the Transaction retained those responsibilities for the Mohican Sleeve after the Transaction.

Mohican seeks to achieve positive absolute returns over the long-term with low volatility when compared to traditional market indices for the Mohican Sleeve in the convertible securities universe. To achieve this, Mohican expects to take advantage of the relationship between a company’s convertible bonds and its common stock.  Mohican employs a versatile strategy that includes in-the-money/synthetic put trades, at/near-the-money trades, and cash-flow-oriented mandatory trades. Mohican focuses on the small- and mid-capitalization space of the convertibles market. Mohican emphasizes convertible coupon bonds to maintain positive carry and yield. Mohican continually assess portfolio mix to optimize risk/reward and use options-based models to invest in underpriced securities. Profits are generated from identifying undervalued securities, positive carry, credit improvement, delta/volatility trading and relative premium expansion.  Convertibles are added to the portfolio only if the price of the security reflects significant theoretical cheapness using conservative assumptions for credit spreads, volatility, rebate rates and expected call.  Eric Hage and Daniel Hage are the portfolio managers that are primarily responsible for the day-to-day management of the Mohican Sleeve.

No officers or Trustees of the Trust were officers, employees, directors, general partners, or shareholders of Mohican. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which Mohican, any parent or subsidiary of Mohican, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of Mohican.  The address of each individual listed below is c/o Mohican Financial Management, LLC, 21 River Road, Suite 2100, Wilton, Connecticut, 06897.

Name	Principal Occupation
Daniel C. Hage	Co-Founder, Chief Operating Officer, and Portfolio Manager
Eric C. Hage	Co-Founder, Chief Executive Officer, and Portfolio Manager
Rebecca L. Gardner	Chief Compliance Officer

St. James, Kovitz, and Mohican Subadvisory Agreements

The Interim Subadvisory Agreements became effective immediately upon the termination of the Original Subadvisory Agreements and will remain in place for up to 150 days or until a Fund’s shareholders approve the New Advisory Agreement between Absolute and the Trust, whichever is earlier. The New Subadvisory Agreements will automatically take effect concurrently with the effectiveness of the New Advisory Agreement and will supersede the Interim Subadvisory Agreements. The New Subadvisory Agreements may continue in effect for an initial term of no more than two years. Thereafter, the New Subadvisory Agreements will continue in effect only if approved annually by a majority of the Board who are not parties to the New Subadvisory Agreements or interested persons of any such party (the “Independent Trustees”) and either by the Board or by vote of a majority of the outstanding voting securities of each respective Fund.

The Interim Subadvisory Agreements and the New Subadvisory Agreements provide that each Subadviser is responsible for, among other things (i) making decisions with respect to all purchases and sales of securities and other investment assets with respect to their Managed Portion; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Fund with respect to securities purchased in their Managed Portion and providing voting information to the Fund and its agents in relation to the Fund’s annual proxy voting reports filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The Interim Subadvisory Agreements and the New Subadvisory Agreements provide that each Subadviser is not responsible for any action taken or omitted, except for liability resulting from their bad faith, willful misfeasance or gross negligence in the performance of their respective duties or reckless disregard of such duties and obligations. The Interim Subadvisory Agreements and the New Subadvisory Agreements do not include a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws.

The Interim Subadvisory Agreements and the New Subadvisory Agreements are terminable at any time without penalty by the Board, by a majority vote of the Funds’ shareholders or, on 60 days' notice, by St. James, Kovitz, and Mohican, respectively, or the Adviser. Pursuant to the Investment Company Act, the New Subadvisory Agreements terminate automatically in the event of their assignment or upon termination of a Fund's investment advisory agreement with the Adviser.

Board Considerations

At its meeting held on June 23, 2020, (the “June meeting”) the Board of Trustees (the “Board”) of Forum Funds (the “Trust), including the trustees who are not parties to the agreement or interested persons of any such party (other than as trustees of the Trust) (the “Independent Trustees”), considered the approval of interim investment subadvisory agreements and new investment subadvisory agreements (together, the “New Subadvisory Agreements”) between Absolute Investment Advisers LLC (the “Adviser”) and each of Mohican Financial Management, LLC (with respect to Absolute Convertible Arbitrage Fund (the “Arbitrage Fund”)), Kovitz Investment Group Partners, LLC (with respect to Absolute Capital Opportunities Fund (the “Opportunities Fund”)), and St. James Investment Company, LLC (with respect to the Absolute Strategies Fund (the “Strategies Fund”)) (each, a “Subadviser” and together, the “Subadvisers”). The Arbitrage Fund, Opportunities Fund and Strategies Fund are referred to here as the “Funds.”

The New Subadvisory Agreements were being considered in connection with the termination of the investment advisory agreements between the Adviser and the Trust dated May 5, 2005 (with respect to the Strategies Fund) and June 12, 2015, as amended (with respect to the Opportunities Fund and Arbitrage Fund) (the “Original Advisory Agreements”) in connection with the redemption of interests in the Adviser by two owners (the “Transaction”) in recognition of the fact that the original investment subadvisory agreements between the Adviser and each Subadviser (“Original Subadvisory Agreements”) would terminate concurrently with the termination of the Original Advisory Agreements.

In preparation for its deliberations in considering the New Subadvisory Agreements, the Board requested and reviewed written responses from each Subadviser to a due diligence questionnaire circulated on the Board’s behalf concerning each Subadviser’s personnel, operations, financial condition, historic performance, and services to be provided to the Funds by the respective Subadviser under the New Subadvisory Agreements. The Board also discussed the materials with Fund counsel and, as necessary, with the Trust’s administrator. During its deliberations, the Board was assisted by the advice of independent Trustee counsel.

The Board reviewed, among other matters: (1) the nature, extent and quality of the services expected to be provided to the Funds by the respective Subadviser under the New Subadvisory Agreements, including information on each Fund’s investment performance ; (2) the anticipated costs of the services to be provided by the Subadvisers to the respective Funds; (3) the advisory fees to be paid by the Adviser to each Subadviser.(4) the extent to which economies of scale may be realized by each Fund as it grows and whether the advisory fee structure enables investors to share in the benefits of any economies of scale; and (5) other benefits expected to be received by the Subadvisers and their affiliates from their relationship with the Funds. The Board recognized that the evaluation process with respect to each Subadviser was an ongoing one and, in this regard, the Board considered information provided by the Adviser, including about the Funds’ and Subadvisers’ performance, at regularly scheduled meetings throughout the past year. In that regard, the Board recognized that the Original Subadvisory Agreements, which were substantially the same as the New Subadvisory Agreements, had recently been renewed at an in-person meeting of the Board held on December 12, 2019 and, in this regard, the Board considered information provided by the Adviser and each Subadviser at that time.

The Board considered the following factors and reached the following conclusions in considering the approval of the New Subadvisory Agreements:

Nature, Extent and Quality of Services

Based on written materials received from the Adviser and each Subadviser, a presentation from senior representatives of the Adviser, and a discussion with the Adviser about the personnel, operations and financial condition of each Subadviser, the Board considered the quality of services to be provided by each Subadviser under the New Subadvisory Agreements. In this regard, the Board considered information regarding the experience, qualifications and professional background of the portfolio managers and other personnel at the Subadvisers with principal responsibility for the Funds’ investments; the investment philosophy and decision-making processes of each Subadviser; the capability and integrity of each Subadviser’s senior management and staff; the quality of each Subadviser’s services with respect to regulatory compliance; and each Subadviser’s representations regarding its financial condition, including that the firm’s financial condition would not impair its ability to provide high-quality advisory services to the Funds. Based on the presentation and the materials provided by the Adviser and each Subadviser, among other relevant considerations, the Board concluded that, overall, it was satisfied with the nature, extent and quality of services to be provided to the Funds by the respective Subadviser under the New Subadvisory Agreements.

Performance

In connection with a presentation by the Adviser that included the Adviser’s assessment of the Subadvisers’ services, the Board reviewed the performance of the Funds compared to their respective benchmark indices. The Board observed that the Strategies Fund outperformed its primary benchmark index, the S&P 500 Index, for the one-year period ended March 31, 2020 and underperformed its primary benchmark index for the three-, five-, and 10-year periods ended March 31, 2020, and for the period since the Strategies Fund’s inception on July 27, 2005. The Board observed that the Opportunities Fund outperformed its primary benchmark index, the HFRX Equity Hedge Index, for the one- and three-year periods ended March 31, 2020 and for the period since the Opportunities Fund’s inception on December 30, 2015. The Board observed that the Arbitrage Fund outperformed its primary benchmark index, the HFRX Fixed Income Convertible Arbitrage Index, for the one-, three-, five-, and 10-year periods ended March 31, 2020 and for the period since the Arbitrage Fund’s inception on September 30, 2002, though the Board noted that the Arbitrage Fund’s performance for periods prior to August 2017 was that of the Arbitrage Fund’s predecessor private fund.

The Board noted the Adviser’s representation that it was not the objective of the Funds to outperform specific market indices because the Funds employ unique investment strategies that are intended to seek positive returns over a complete market cycle, including in particular market downturns, irrespective of any benchmark or market performance. The Board also noted the Adviser’s representation that the performance of the Strategies Fund tends to deviate from the performance of equity indices, in part, because the Strategies Fund’s portfolio is generally comprised of a balance of both long and short positions, unlike its benchmark index and, in part, because the Strategies Fund’s investment strategies include a countercyclical component that is designed to outperform in declining markets but tends to cause the Strategies Fund to underperform in rising markets. The Board then considered market conditions since 2008 and noted that, during that time, markets have tended to rise.

The Board also considered each Fund’s performance relative to a peer group of funds identified by Broadridge Financial Solutions, Inc. (“Broadridge”) as having characteristics similar to those of the applicable Fund. The Board observed that the Strategies Fund outperformed the median of its Broadridge peers for the one-year period ended September 30, 2019 and underperformed the median of its Broadridge peers for the three- and five-year periods ended September 30, 2019. The Board noted the Adviser’s representation that its unique approach to managing the Strategies Fund made it difficult to identify an appropriate peer group, as well as the Adviser’s explanation as to how the Broadridge peers differed from the Strategies Fund. The Board observed that the Opportunities Fund performed at the median of its Broadridge peers for the one-year period ended September 30, 2019 and underperformed the median of its Broadridge peers for the three-year period ended September 30, 2019. The Board also observed that the Arbitrage Fund outperformed the median of its Broadridge peers for the one-year period ended September 30, 2019.

The Board considered the Adviser’s assessment of each Subadviser’s performance, noting that the Adviser had expressed satisfaction with the performance of each Subadviser. The Board acknowledged the Adviser’s representation that the different Subadvisers could be expected to achieve different performance results in light of the differences in their strategies, allocated assets, and market environment. The Board also considered the Adviser’s explanation that, standing alone, no Subadviser should necessarily be expected to perform in line with the market or with the relevant Absolute Fund’s benchmark index(es). In this regard, the Board noted the Adviser’s responsibility for allocating each Absolute Fund’s assets among one or more Subadvisers on an ongoing basis and its active management of a separate sleeve of the portfolio for the Strategies Fund in order for the Fund to achieve its investment objective. In view of the respective roles of the Adviser and Subadvisers, the Board determined that it was appropriate to give substantial weight to the Adviser’s evaluation of the contribution of each Subadviser to the performance of the applicable Absolute Fund as a whole.

In light of the above and other relevant considerations, the Board concluded that the Funds could benefit from the Subadvisers’ management of the Funds under the New Subadvisory Agreements.

Compensation, Cost of Services and Profitability

The Board evaluated each Subadviser's compensation for providing advisory services to the respective Funds. The Board recognized that the advisory fee rate under the New Subadvisory Agreements was identical to the advisory fee rate under the Original Subadvisory Agreements.   The Board noted that the Adviser, and not the Fund, was responsible for paying the subadvisory fees due under the Original Subadvisory Agreements and would continue to be responsible for paying such fees under the New Subadvisory Agreements. The Board considered the resultant arms-length nature of the relationship between the Adviser and each Subadviser with respect to the negotiation of the Funds’ subadvisory fee rates. Based on the foregoing and other applicable considerations, the Board concluded that the Funds were not excessively profitable to the Subadvisers and that the subadvisory fee rates to be charged under the New Subadvisory Agreements appeared to be reasonable in light of the nature, extent, and quality of services to be rendered by the Subadvisers.

Economies of Scale

The Board considered whether the Funds could benefit from current economies of scale. The Board noted the assets under management of each Fund and observed that the Strategies Fund’s assets had declined over the last year. Based on the foregoing information, and other applicable considerations, the Board determined that the relatively low asset levels of the Funds were not consistent with the existence of economies of scale and that economies of scale were not a material factor to consider in approving the continuation of the New Subadvisory Agreements.

Other Benefits

The Board noted each Subadviser’s representation that, aside from its contractual subadvisory fee rate, it does not benefit in a material way from its relationship with the respective Fund. Based on the foregoing representation, the Board concluded that other benefits received by the Subadvisers from their respective relationships with the Funds were not a material factor in approving the New Subadvisory Agreements.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors. The Board reviewed a memorandum from Fund counsel discussing the legal standards applicable to its consideration of the New Subadvisory Agreements. Based on its review, including consideration of each of the factors referenced above, the Board determined, in the exercise of its reasonable business judgment, that the subadvisory arrangements, as outlined in the New Subadvisory Agreements, was fair and reasonable in light of the services to be performed, expenses to be incurred and such other matters as the Board considered relevant.

Fund Ownership Information

As of the Record Date, the Trustees and officers of the Trust, as a group, owned beneficially less than 1% of the outstanding shares of each Fund. The following table reflects the ownership of each Fund’s shares by the Trustees and officers of the Trust, as of the Record Date:

Name	Ownership in any Fund as of July 31, 2020
Independent Trustees
David Tucker	None
Mark D. Moyer	None
Jennifer Brown-Strabley	None
Interested Trustees
Jessica Chase	None
Executive Officers
Karen Shaw	None
Zachary Tackett	None
Dennis Mason	None

Absolute Strategies Fund

As of the Record Date, there were 10,308,361.208 shares outstanding of the Absolute Strategies Fund. Each share shall be entitled to one vote on any matter in which it is entitled to vote. As of the Record Date, the following table sets forth, to the best of the Trust's knowledge, the name of persons that owned beneficially, or of record, the number, and percentage of shares, that is more than 5% of the outstanding shares of the Absolute Strategies Fund.

Name of Beneficial Owner	Address	Number of Shares	Percentage of Class
Charles Schwab & Co. Inc.	FBO Customers 101 Montgomery Street San Francisco, CA 94104	4,940,144.861	47.92%
National Financial Services, LLC	FBO Customers One World Financial Center 200 Liberty Street New York, NY 10281	2,077,956.731	20.16%
TD Ameritrade Inc.	FBO Customers P.O. Box 2226 Omaha NE, 68103-2226	1,145,972.396	11.12%

Absolute Capital Opportunities Fund

As of the Record Date, there were 5,669,097.966 shares outstanding of the Absolute Capital Opportunities Fund. Each share shall be entitled to one vote on any matter in which it is entitled to vote. As of the Record Date, the following table sets forth, to the best of the Trust's knowledge, the name of persons that owned beneficially, or of record, the number, and percentage of shares, that is more than 5% of the outstanding shares of the Absolute Capital Opportunities Fund.

Name of Beneficial Owner	Address	Number of Shares	Percentage of Class
Pershing, LLC	1 Pershing Plaza Jersey City, NJ 07399	2,210,450.304	38.99%
Absolute Strategies Fund	Three Canal Plaza, Suite 600 Portland, ME 04101	1,203,539.083	21.23%
Charles Schwab & Co., Inc.	FBO Customers 211 Main Street San Francisco, CA 94105	1,161,186.801	20.48%
National Financial Services, LLC	FBO Customers 499 Washington Blvd. Jersey City, NJ 07310-2010	566,063.249	9.99%

Absolute Convertible Arbitrage Fund

As of the Record Date, there were 16,611,714.473 shares outstanding of the Absolute Convertible Arbitrage Fund. Each share shall be entitled to one vote on any matter in which it is entitled to vote.  As of the Record Date, the following table sets forth, to the best of the Trust's knowledge, the name of persons that owned beneficially, or of record, the number, and percentage of shares, that is more than 5% of the outstanding shares of the Absolute Convertible Arbitrage Fund.

Name of Beneficial Owner	Address	Number of Shares	Percentage of Class
National Financial Services, LLC	FBO Customers One World Financial Center 200 Liberty Street New York, NY 10281	3,939,476.315	23.72%
Charles Schwab & Co., Inc.	FBO Customers 211 Main Street San Francisco, CA 94105	3,481,566.814	20.96%
Absolute Strategies Fund	Three Canal Plaza, Suite 600 Portland, ME 04101	1,902,956.311	11.46%
First State Trust Company	1 Righter Pkwy, Suite 120 Wilmington, DE 19803	969,377.663	5.84%
TD Ameritrade Inc.	FBO Customers P.O. Box 2226 Omaha, NE 68103-2226	880,660.642	5.3%

Additional Information

The Funds will furnish to shareholders without charge, on request, copies of its annual and semi-annual reports to shareholders for the periods ended March 31, 2020 and September 30, 2020 (once available), respectively. To request a copy of such reports, please write to the Funds at Absolute Funds, P.O. Box 588, Portland, Maine 04112, or call the Funds toll-free at (888) 992-2765. The annual and semi-annual reports are also available, without charge, on the Funds’ website at http://www.absoluteadvisers.com.

Unless you have instructed otherwise, only one copy of this Information Statement will be mailed to multiple Fund shareholders sharing an address (a “Household”), even if more than one shareholder in a Household is a Fund shareholder of record.  If you need additional copies of this Information Statement, if you do not want the mailing of these materials to be combined with those of other members of your Household in the future, or if you are receiving multiple copies and would rather receive just one copy for the Household, please contact your participating broker/dealer firm or other financial intermediary or, if you hold Fund shares directly with a Fund, you may write to the Fund by regular mail to Absolute Funds, Attention: Shareholder Services, P.O. Box 588, Portland, Maine 04112, or by calling toll-free (888) 99-ABSOLUTE or (888) 992-2765.

The Trust does not hold regularly scheduled meetings of shareholders of the Funds.  Shareholders of at least 10% of the outstanding shares entitled to vote may request a special meeting of the shareholders. Any shareholder proposal and request for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders.  Shareholders wishing to submit proposals for inclusion in a proxy statement for a requested shareholder meeting should send their written request for a special meeting and proposals the Secretary of the Trust, Zachary Tackett, c/o Apex Fund Services, Three Canal Plaza, Suite 600, Portland, Maine 04101, Attn:  Shareholder Proposals.

During the most recently completed fiscal year ended March 31, 2020, no commissions were paid to any affiliated broker.

Other Service Providers

Atlantic Fund Administration, LLC, a wholly owned subsidiary of Apex US Holdings LLC (d/b/a Apex Fund Services) (“Apex”), provides fund administration, fund accounting, and transfer agency services to the Funds and the Trust.  Pursuant to a Services Agreement with the Trust, Apex also provides the Trust with a President, Chief Financial Officer and Chief Compliance Officer as well as with certain other compliance services.  Foreside Fund Services, LLC (“Foreside”), located at Three Canal Plaza, Suite 100, Portland, Maine 04101, serves as the Trust’s principal underwriter.  Foreside is not affiliated with Apex or Absolute.
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